EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF

CITIUS PHARMACEUTICALS, INC.

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

Pursuant to NRS 78.385 and 78.390 of the Nevada Revised Statutes, the undersigned corporation hereby submits this Certificate of Amendment to Articles of Incorporation for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is Citius Pharmaceuticals, Inc. (the “Corporation”).

2.	The following amendment to the Corporation’s Articles of Incorporation was adopted by the board of directors of the Corporation and by majority consent of the stockholders of the Corporation in the manner prescribed by applicable law.

Article FOURTH is hereby amended by inserting the following at the end of such Article:

“Effective immediately upon the filing of this Certificate of Amendment to Articles of Incorporation with the Secretary of State of the State of Nevada (the “Effective Time”), the shares of Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock and Preferred Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a larger number of shares such that each fifteen (15) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock and each fifteen (15) shares of issued Preferred Stock immediately prior to the Effective Time is reclassified into one (1) share of Preferred Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock or Preferred Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock or Preferred Stock, as appropriate, as a result of the reclassification, following the Effective Time, shall be entitled to receive a whole share in lieu of the fraction to which such holder would otherwise be entitled, immediately following the Effective Time.

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Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock or Preferred Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock or Preferred Stock, as appropriate, after the Effective Time into which the shares of Common Stock or Preferred Stock, as appropriate, formerly represented by such certificate shall have been reclassified (as well as the right to receive a whole share in lieu of fractional shares of Common Stock or Preferred Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock or Preferred Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, either a new certificate evidencing and representing the number of whole shares of Common Stock or Preferred Stock, as appropriate, after the Effective Time into which the shares of Common Stock or Preferred Stock, as appropriate, formerly represented by such certificate shall have been reclassified or evidence that the Corporation’s transfer agent has registered in electronic or “book entry” format the number of whole shares of Common Stock or Preferred Stock, as appropriate, after the Effective Time into which the shares of Common Stock or Preferred Stock, as appropriate, formerly represented by such certificate shall have been reclassified.”

3.	The number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of said amendment on September 15, 2016 was 73,038,061.

4.	The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation, have voted in favor of the amendment is 76%.

5.	This Certificate of Amendment will be effective at 12:01 a.m. on June 9, 2017.

This the 7th day of June, 2017.

CITIUS PHARMACEUTICALS, INC.

By:	/s/ Myron Holubiak
Myron Holubiak
Chief Executive Officer

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